UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

Nielsen N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042	98-0662038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York 10004 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2015, Harish Manwani was elected as a member of the Board of Directors of Nielsen N.V. (the “Company”) effective immediately, to serve until the next Annual Meeting of Shareholders of the Company.

Mr. Manwani retired from Unilever, a leading global consumer products company, at the end of 2014, where he served as Chief Operating Officer since September 2011. Mr. Manwani joined Hindustan Unilever (HUL) in 1976, becoming a member of the HUL board in 1995, and since that time held positions of increasing responsibility in Unilever which gave him wide ranging international marketing and general management experience. Mr. Manwani is a director of Qualcomm Incorporated since May 2014, Pearson plc since October 2013 and Whirlpool Corporation since August 2011. He is also the non-executive chairman of Hindustan Unilever Limited since July 2005. He previously served as a director of ING Group from April 2008 to April 2010. He is a director of the Economic Development Board of Singapore since February 2013 and the Indian School of Business since April 2006. Mr. Manwani holds a Bachelor of Science honors degree in Statistics and a Master’s degree in Management Studies, both from Mumbai University in India. He has also attended the Advance Management Program at Harvard Business School.

As a member of the Board of Directors of the Company, Mr. Manwani will receive an annual retainer of $80,000 and an annual grant of deferred stock units (“DSUs”) having a value of $135,000 as of the date of grant to be pro-rated for the first partial year of service, which DSUs will vest in four substantially equal quarterly installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2015

NIELSEN N.V.

By:	/s/ Harris Black
Name:	Harris Black
Title:	Secretary